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                                                                   EXHIBIT 23.02



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Electronic Arts Inc.

We consent to incorporation by reference in the registration statement dated June 16, 2000 on Form S-8 of Electronic Arts Inc. of our report dated April 30, 1999, relating to the consolidated balance sheets of Electronic Arts Inc. and subsidiaries, as of March 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999, and the related schedule, which reports appear in the March 31, 1999 annual report on Form 10-K of Electronic Arts Inc..



                                 /s/ KPMG  LLP
                                 -------------



Mountain View, California
June 16, 2000